For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES THIRD QUARTER EARNINGS

CORNELIA, GA.    October 23, 2007,  Habersham Bancorp (NASDAQ: HABC) reports third  quarter earnings of $854,776 or $.29  per diluted share, a decrease of 44.24% when compared to third quarter earnings of $1,532,890 or $.51 per diluted share for the same period in 2006.

Year-to-date earnings for the nine-month period ended September 30, 2007 was $2,873,560 or $.96 per diluted share, a decrease of 30.41%, when compared to year-to-date earnings of $4,129,389 or $1.39 per diluted share for the nine-month period ended September 30, 2006.  The decrease in earnings for the third quarter and the nine-month period ended September 30, 2007 reflects increases in non-interest expenses of approximately $223,000 and $1,177,000, respectively.  The increase in other non-interest expense consisted primarily of additional expenses in salary and employee benefits and occupancy costs.   The Company’s net interest margin for the third quarter and first nine months of 2007 was 4.35% and 4.58%, respectively, compared to 5.32% and 5.11% for the third quarter and first nine months of 2006.

Total assets of $506.0 million at September 30, 2007 reflect a decrease of $49.7 million or 8.94% from $555.7 million at December 31, 2006.  At December 31, 2006, Habersham Bank had excess cash received from a short-term deposit invested in cash and due from banks and in federal funds sold.  The excess cash of approximately $70.7 million was drawn down with the pay out of the deposited funds during the first quarter of 2007.

The Company’s stock is listed on the Nasdaq Global Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to:  Sterne, Agee and Leach, Inc.; Paine Webber, Inc.; SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc; Wachovia Securities, Inc.; or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
Earnings Summary	September 30,		September 30,
	2007	2006	2007	2006

Interest income	$9,295	$9,123	$27,685	$25,345
Interest expense	4,396	3,472	12,495	9,407
Net interest income	4,899	5,651	15,190	15,938

Provision for loan losses	80	-	80	-
Net interest income after provision for loan Losses	4,819	5,651	15,110	15,938

Other income	931	971	2,778	2,800
Investment securities gains (losses)	-	(7)	5	(13)
Other expense	4,564	4,341	13,844	12,667
Earnings before income tax expense	1,186	2,274	4,049	6,058

Income tax expense	331	741	1,175	1,929

Net earnings	$855	$1,533	$2,874	$4,129

Net earnings per share – basic	$.29	$.52	$.97	$1.41

Net earnings per share – diluted	$.29	$.51	$.96	$1.39

Weighted average number of common shares Outstanding	2,968,593	2,949,207	2,968,593	2,938,080

Weighted average number of common and common equivalent shares outstanding	2,968,593	2,993,256	2,982,240	2,979,394

Cash dividends declared per common share	$.10	$.09	$.30	$.27

Balance Sheet Summary	September 30, 2007	December 31, 2006
Total Assets	$506,037	$555,738
Loans, net	351,272	342,816
Deposits	391,062	450,629
Stockholders’ Equity	57,386	55,564